Exhibit 2.1
PURCHASE AGREEMENT
between
QLT USA, INC.
and
ALLERGAN SALES, LLC
Dated as of June 6, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1
1.2	Other Definitional Provisions	9

ARTICLE II PURCHASE AND SALE		9

2.1	Transfer of Purchased Assets	9
2.2	Excluded Assets	10
2.3	Assumed Liabilities	11
2.4	Excluded Liabilities	12
2.5	Consent of Third Parties	12
2.6	Purchase Price	13
2.7	Allocation of Purchase Price	13
2.8	Risk of Loss	13

ARTICLE III CLOSING		13

3.1	Closing	13
3.2	Transactions at Closing	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		15

4.1	Organization and Qualification	15
4.2	Due Authorization	15
4.3	No Conflicts; Enforceability	15
4.4	Title; Sufficiency of Assets	16
4.5	Intellectual Property	16
4.6	Litigation	19
4.7	Consents	20
4.8	Taxes	20
4.9	Permits; Compliance with Laws	20
4.10	FDA and Health Canada Regulatory Matters	20
4.11	Assigned Contracts	22
4.12	Absence of Undisclosed Liabilities	23
4.13	Inventory	23
4.14	Product Records	23
4.15	Absence of Changes or Events	23
4.16	Brokers, Etc.	23
4.17	Solvency	24
4.18	Disclaimer	24

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		24

5.1	Organization	24
5.2	Due Authorization	24
5.3	No Conflicts; Enforceability	24
5.4	Litigation	25
5.5	Consents	25
5.6	Financing	25
5.7	Brokers, Etc.	25
5.8	Independent Investigation	25

ARTICLE VI COVENANTS		26

6.1	Access to Information	26
6.2	Conduct of the Seller	26
6.3	Required Approvals and Consents	27
6.4	HSR Act	28
6.5	[Reserved]	29
6.6	Notifications	29
6.7	Further Assurances; Further Documents	29
6.8	Third Party Offers	30

ARTICLE VII CONDITIONS TO CLOSING		31

7.1	Conditions Precedent to Obligations of Purchaser and Seller	31
7.2	Conditions Precedent to Purchaser’s Obligations	31
7.3	Conditions Precedent to Seller’s Obligations	32

ARTICLE VIII ADDITIONAL COVENANTS		33

8.1	Confidentiality; Publicity	33
8.2	Availability of Records	34
8.3	Use of Trade or Service Marks	35
8.4	FDA and Health Canada Regulatory Matters	36
8.5	Tax Matters	36
8.6	Destruction of Inventory Not Sold to Purchaser	37
8.7	Payment of Liabilities	37

ARTICLE IX TERMINATION		37

9.1	Termination	37
9.2	Procedure and Effect of Termination	39

ARTICLE X SURVIVAL; INDEMNIFICATION		39

10.1	Survival of Representations and Warranties and Covenants	39
10.2	Indemnification	39
10.3	Notice of Claims	41

10.4	Third Person Claims	42
10.5	Limitation on Indemnity	42
10.6	Remedies	43
10.7	Limitation on Liabilities	43
10.8	No Set-off	43
10.9	Treatment of Indemnification Payments	44

ARTICLE XI MISCELLANEOUS		44

11.1	Assignment; Binding Effect	44
11.2	Expenses	44
11.3	Notices	44
11.4	Severability	45
11.5	Entire Agreement	45
11.6	No Third Party Beneficiaries	45
11.7	Waiver	45
11.8	Governing Law; Jurisdiction	45
11.9	Waiver of Jury Trial	46
11.10	Injunctive Relief	46
11.11	Headings	46
11.12	Counterparts	46
11.13	Schedules	46
11.14	Construction	47
11.15	Time of the Essence	47
LIST OF EXHIBITS

Exhibit A	-	Assignment of Product Intellectual Property
Exhibit B	-	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	-	Short Form Patent Assignment

LIST OF SCHEDULES

Schedule 1.1(a)	-	Assigned Contracts
Schedule 1.1(b)	-	Inventory
Schedule 1.1(c)	-	Knowledge
Schedule 1.1(d)	-	Product Branding Materials
Schedule 1.1(e)	-	Product Copyrights and Domain Names
Schedule 1.1(f)	-	Product Marks
Schedule 1.1(g)	-	Product Patent Rights
Schedule 1.1(h)	-	Product Trade Dress
Schedule 1.1(i)	-	Registrations
Schedule 2.3	-	Assumed Liabilities
Schedule 2.7	-	Purchase Price Allocation
Schedule 7.2(e)	-	Notices and Consents
SELLER DISCLOSURE SCHEDULE

Schedule 4.3	-	No Conflicts; Enforceability
Schedule 4.4	-	Title; Sufficiency of Assets
Schedule 4.5	-	Intellectual Property
Schedule 4.6	-	Litigation
Schedule 4.7	-	Consents
Schedule 4.10	-	FDA and Health Canada Regulatory Matters
Schedule 4.11	-	Assigned Contracts
Schedule 4.12	-	Absence of Undisclosed Liabilities
Schedule 4.14	-	Product Records

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”), dated as of June 6, 2008 (the “Execution Date”), is entered into by and between QLT USA, Inc., a Delaware corporation (“Seller”) and a wholly-owned subsidiary of QLT Inc., a corporation formed under the laws of the Province of British Columbia, Canada, and Allergan Sales, LLC, a Delaware limited liability company (“Purchaser”) and a wholly-owned subsidiary of Allergan, Inc., a Delaware corporation (“Allergan”). Each of Seller and Purchaser is sometimes referred to herein, individually, as a “Party” and, together, as the “Parties.” All capitalized terms used herein shall have the meanings specified in Article I below or elsewhere in this Agreement, as applicable.
INTRODUCTION
     WHEREAS, Seller owns all rights in the Product and, subject to the terms and conditions of this Agreement, Seller desires to transfer such rights to Purchaser; and
     WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets to Purchaser and transfer the Assumed Liabilities, and Purchaser wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Related Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1      Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following terms shall have the meanings set forth below for purposes of this Agreement:
     “Act” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the implementing regulations, standards, guidelines, policies, and orders issued or administered by FDA.
     “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority or arbitrator.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other Person.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.

     “Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, pre-paid expenses and other assets, general intangibles, equipment, inventory, goods, intellectual property, registrations, applicable permits, and product records, including those relating to clinical trials, other research, development, manufacture, formulation, use and distribution.
     “Assigned Contract(s)” means those Contracts set forth on Schedule 1.1(a) hereto.
     “Assignment of Product Intellectual Property” means the Assignment of Product Intellectual Property, in substantially the form attached hereto as Exhibit A.
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit B.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Colorado, United States of America are authorized or obligated by Law to be closed.
     “Closing” means the closing of the purchase and sale of the Purchased Assets, and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of March 21, 2008, between Parent and Allergan, as amended.
     “Contracts” means any and all binding commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements, whether written or oral, and including amendments thereto.
     “Copyrights” means copyrights and other works of authorship and registrations and renewals therefore.
     “Damages” has the meaning set forth in Section 10.2(a)(i).
     “Effective Time” has the meaning set forth in Section 3.1.
     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

     “Excluded Assets” means any Assets whether or not relating to the Product, other than the Purchased Assets.
     “Excluded Intellectual Property” means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the Seller Brands) other than the Product Intellectual Property.
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Execution Date” means the date set forth in the first paragraph of this Agreement.
     “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.
     “Health Canada” means the Health Products and Food Branch of Health Canada, or any successor thereto.
     “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including Trademarks, Copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, Know-How, confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.
     “Inventory” means the inventories of (a) finished Product, (b) components and materials included in the Product, (c) stability lot batches of the Product and (d) demonstration units and other samples of the Product, in each case, as described on Schedule 1.1(b) hereto.
     “IRS” means the Internal Revenue Service of the United States.
     “Knowledge” means, with respect to Seller, the actual knowledge, after reasonable investigation (which investigation is not required to include any freedom to operate analysis), of the Persons set forth on Schedule 1.1(c) hereto.
     “Know-How” means know-how, inventions, discoveries, methods, processes, technical data, specifications, designs, drawings, research and development information, technology, data bases and all other proprietary or confidential information, including customer lists, pricing and cost information, and business and marketing plans and proposals.
     “Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.
     “Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.
     “Losses” means, with respect to any claim or matter, all losses, expenses, obligations and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).
     “Material Adverse Change” means any change, occurrence, condition, event or effect that is materially adverse to (i) the business of developing, manufacturing, marketing, selling and otherwise exploiting the Product and the Purchased Assets, taken as a whole, but shall exclude any change, occurrence, condition, event or effect resulting or arising solely from: (a) events, changes, effects or circumstances that generally affect the industries in which Seller operates or the manufacture of products in such industry (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (d) changes in GAAP or regulatory accounting requirements, (e) changes arising from (A) the consummation of the Transaction or (B) the announcement of the execution of this Agreement or the Related Agreements, or (f) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement, the Related Agreements or at the request of Purchaser; provided that any changes, occurrences, conditions, events or effects of the nature described in clauses (a), (b), (c) or (d) shall only be excluded so long as they do not have a disproportionate effect on the business of developing, manufacturing, marketing, selling and otherwise exploiting the Product, taken as a whole, as compared to the effect on the business of other Persons in the industries in which Seller operates; or (ii) the ability of Seller and Parent to timely perform their obligations hereunder and to consummate the Transaction.
     “Material Adverse Effect” means any change, occurrence, condition, event or effect that is materially adverse to (i) the business of developing, manufacturing, marketing, selling and otherwise exploiting the Product and the Purchased Assets, taken as a whole, or (ii) the ability of Seller and Parent to timely perform their obligations hereunder and to consummate the Transaction, but as to each of (i) and (ii) above shall exclude any change, occurrence, condition, event or effect resulting or arising solely from any circumstance, change or effect that results from any action required to be taken in accordance with this Agreement or at the request of Purchaser.
     “Medical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA.
     “NDA” means FDA NDA 21-794, as supplemented by the approved supplements to that submission, including NDA 21-794 S-001 through S-005 and the final approved package insert and patient information leaflet.
     “NDS” means Health Canada NDS 096348 (Original Product Monograph).
     “Other Transactions” means, with respect to Seller or its Affiliates (and excluding the transfer of Purchased Assets contemplated by this Agreement), (a) any merger, consolidation, recapitalization or other direct or indirect business combination involving Seller or its Affiliates, (b) the issuance or acquisition of shares of capital stock or other equity securities of Seller or its Affiliates, (c) any tender or exchange offer for the capital stock or other equity securities of Seller or its Affiliates, (d) any dividend or distribution by Seller or its Affiliates to Seller’s or its Affiliates’ stockholders, or (e) the acquisition, license, purchase or other disposition of any of the Assets of Seller or its Affiliates outside the ordinary course of business.
     “Outside Date” has the meaning set forth in Section 9.1(a)(ii).
     “Parent” means QLT Inc., a corporation formed under the laws of the Province of British Columbia, Canada.
     “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
     “Patents” means United States and foreign patents, patent applications, patent disclosures, invention disclosures, rights in respect of utility models or industrial designs and other rights relating to the protection of inventions worldwide and all rights related thereto, including all reissues, reexaminations, revisions, divisionals, continuations, continuations-in-part, extensions or renewals of any of the foregoing.
     “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable and (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) all other Encumbrances that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
     “Prior Agreements” means, collectively, the Prior Research Agreement and the Prior License Agreement.
     “Prior License Agreement” means the Agreement set forth on Schedule 4.5(f).1.
     “Prior Research Agreement” means the Agreement set forth on Schedule 4.5(f).2.
     “Product” means the topical gel formulation of dapsone known as Aczone®.
     “Product Branding Materials” means those branding materials for the Product set forth on Schedule 1.1(d) hereto.
     “Product Copyrights” means those Copyrights set forth on Schedule 1.1(e) hereto.
     “Product Domain Names” means those domain names set forth on Schedule 1.1(e) hereto.
     “Product Intellectual Property” means the Product Patent Rights, Product Copyrights, Product Domain Names, Product Know-How, Product Marks, and Product Trade Dress.
     “Product Know-How” means all Know-How owned by Seller or its Affiliates primarily or exclusively related to the Product, including such Know-How which is or becomes the subject of or is included in a Patent.
     “Product Mark(s)” means the Trademarks set forth on Schedule 1.1(f) hereto.
     “Product Patent Rights” means those Patents set forth on Schedule 1.1(g) hereto.
     “Product Records” means to the extent permitted by Law, all books and records that relate primarily or exclusively to the Product or the Purchased Assets, including copies of all material supplier lists, marketing studies, consultant reports, invention disclosures, laboratory notebooks and records, physician databases and correspondence (excluding invoices) with respect to or related to the Product or the Purchased Assets, to the extent maintained by or in the possession of Seller or its Affiliates or their agents (to the extent owned by Seller or its Affiliates), and all complaint files and adverse event files with respect to the Product, provided, however, that (i) all books, documents, records and files (A) prepared in connection with or relating to the Transaction, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities and the Product, or (B) maintained by Seller and/or its representatives, agents or licensees in connection with their respective ongoing Tax, legal, regulatory or reporting requirements, and (ii) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded; provided, further, that Seller may retain a copy of any books and records that constitute Product Records to the extent necessary for Tax, accounting, litigation or other valid business purposes or to the extent such books and records relate to the Product. In furtherance of the foregoing, Seller shall be entitled to redact from any such books and records that constitute Product Records any information that is not primarily or exclusively related to the Product or the Purchased Assets and such redacted information shall not constitute a Product Record.
     “Product Trade Dress” means the trade dress, package designs, product inserts, labels, logos and associated artwork set forth on Schedule 1.1(h) hereto.
     “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
     “PTO” means the United States Patent and Trademark Office, or any successor agency thereto.
     “Purchase Price” has the meaning set forth in Section 2.6.
     “Purchased Assets” means, collectively, Assigned Contracts, Inventory, Registrations, Product Records, Product Intellectual Property and Product Branding Materials.
     “Purchaser” has the meaning set forth in the first paragraph of this Agreement.
     “Registrations” means the regulatory approvals, franchises, authorizations, licenses, certificates, applications, agreements, permits, exemptions, and other permissions (including the NDA, the NDS and investigational new drug applications) issued by Governmental Authorities in the Territory and held by Seller as set forth on Schedule 1.1(i) hereto.
     “Related Agreements” means, collectively, the Assignment of Product Intellectual Property, the Bill of Sale and Assignment and Assumption Agreement, the SMP Patent License Agreement and the Short Form Patent Assignment.
     “Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.
     “SEC” means the United States Securities and Exchange Commission.
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Bank Account(s)” means one or more bank accounts in the United States to be designated by Seller in a written notice to Purchaser at least three (3) Business Days before the Closing.
     “Seller Brands” means the Trademarks, housemarks, tradenames and trade dress owned or used by Seller, whether or not registered, other than the Product Marks.
     “Seller Disclosure Schedule” means the disclosure schedules delivered by Seller to Purchaser on the Execution Date of this Agreement specifically identifying the section or subsection to which such disclosure relates (it being expressly agreed that disclosure of any item, matter, document or agreement under any Section or subsection in such Seller Disclosure Schedule, or in attachments thereto, shall be deemed disclosure for all purposes of any other sections or subsections of Article IV to the extent that the applicability of such disclosure to such other section or subsection is reasonably apparent on the face of such disclosure).
     “Seller Nondisclosure and Invention Assignment Agreements” has the meaning set forth in Section 4.5(e).
     “Seller Taxes” means, except as otherwise provided in this Agreement, Liability for Taxes of Seller, including Taxes (i) arising from or imposed with respect to the Purchased Assets attributable to any Pre-Closing Tax Period, (ii) of Seller for any period which Taxes are not related to the Purchased Assets; (iii) of Seller that will arise as a result of the transactions contemplated by this Agreement; (iv) of another Person as a transferee, as the result of having been a member of an affiliated, consolidated, combined or unitary group or otherwise through operation of law; and (v) as a result of being a party to any tax sharing, tax indemnity or tax allocation agreement. For the avoidance of doubt, any Tax of Seller that would otherwise be described in the foregoing sentence shall not fail to be a Seller Tax solely by reason of (i) the assessment or imposition of such Tax by a Governmental Authority against Purchaser or (ii) the fact that such Tax gives rise to an Encumbrance for Taxes on the Purchased Assets.
     “Short Form Patent Assignment” means the Short Form Patent Assignment, in substantially the form attached hereto as Exhibit C.
     “SMP Patent License Agreement” means the agreement between Seller and Purchaser relating to the license of SMP Technology by Seller to Purchaser in substantially the form agreed to as of the Execution Date.
     “SMP Technology” has the meaning set forth in the SMP Patent License Agreement.
     “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
     “Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.
     “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.
     “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

     “Territory” means worldwide.
     “Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications for registration, registrations and renewals therefor, and all goodwill associated therewith.
     “Transaction” means the transaction contemplated by this Agreement and the Related Agreements.
     “Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction (including recording and escrow fees and any real property or leasehold interest transfer or gains Tax and any similar Tax).
     1.2     Other Definitional Provisions.
               (a)     When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
               (b)     The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
               (c)     The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.
               (d)     Words of one gender include the other gender.
               (e)     References to a Person are also to its successors and permitted assigns.
               (f)     The term “dollars” and “$” means United States dollars.
               (g)     The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.
               (h)     Unless the context clearly requires otherwise, “or” is not exclusive.
ARTICLE II
PURCHASE AND SALE
     2.1     Transfer of Purchased Assets.
               (a)     Purchase and Sale of Purchased Assets. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price paid to

Seller by Purchaser, Seller will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets. In connection with the sale and transfer of the Inventory, Purchaser shall provide to Seller a resale certificate or any such other instruments or documentation to the extent applicable to prevent Purchaser from paying State of Colorado sales and use Taxes with respect to the Inventory.
               (b)     Transferred Assets. Without limiting the foregoing, the Purchased Assets shall include, wherever located, (i) all goodwill related thereto, (ii) all rights, credits, interests and claims against third parties relating to the Purchased Assets and the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, (iii) insurance proceeds received by Seller or its Affiliates with respect to claims related to the Purchased Assets and (iv) all fees and expenses pre-paid by Seller (A) under any Assigned Contract, or (B) with respect to any Registrations, or (C) to any Governmental Authority with respect to any of the Product Intellectual Property.
               (c)     Acknowledgment. For the avoidance of doubt, and without limiting in any way the definition of “Purchased Assets,” Seller acknowledges and agrees that the Purchased Assets are intended to include:
        (i)     all material Contracts relating primarily or exclusively to the Product, other than those Contracts set forth on Schedule 4.11(b);
        (ii)     all Registrations owned by Seller and its Affiliates related primarily or exclusively to the Product or the Product Intellectual Property;
        (iii)     all intellectual property rights included in the definition of Product Intellectual Property (other than Product Know-How) primarily or exclusively related to the Product or the SMP Technology, in each case owned or in-licensed by Seller or its Affiliates;
        (iv)     Product Branding Materials owned by Seller or its Affiliates;
        (v)     Product Know-How;
        (vi)     Inventory; and
        (vii)     Product Records.
     2.2     Excluded Assets. The Parties acknowledge and agree that Seller is not selling, conveying, transferring, assigning or delivering any rights whatsoever to the Excluded Assets to Purchaser, and Purchaser is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from Seller. Without limiting the foregoing, Purchaser expressly acknowledges it is not acquiring any rights whatsoever to, and the following are included within the definition of “Excluded Assets”:
               (a)     the Excluded Intellectual Property, including the Seller Brands thereof and any other logos or Trademarks of Seller not included in the Product Intellectual Property;

               (b)     any cash and cash equivalent balances of Seller as of the Closing Date;
               (c)     any fees and expenses pre-paid by Seller (i) under any Contract that is not an Assigned Contract, or (ii) with respect to the registration of any of Seller’s Intellectual Property other than the Product Intellectual Property, or (iii) otherwise for the period prior to the Closing Date to the extent not included in Section 2.1(b)(iv);
               (d)     any minute books, Tax Returns or other corporate documents or books and records of Seller that are not included in the Product Records;
               (e)     any claim, right or interest of Seller in and to any Tax refund or credit for any period;
               (f)     any Contracts set forth on Schedule 4.11(b);
               (g)     any inventory not included in the definition of “Inventory”; and
               (h)     any equipment located at Parent’s facilities in Vancouver, British Columbia, Canada used to store stability samples or to test such samples.
     2.3     Assumed Liabilities. As of the Effective Time, Purchaser shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the “Assumed Liabilities”):
               (a)     any Liability arising on or after the Closing Date under any Assigned Contract that may occur and/or exist after the Effective Time by virtue of Purchaser’s ownership of the Purchased Assets;
               (b)     any Liability arising on or after the Closing Date under any Assigned Contract, including any Liability under any Assigned Contract which was entered into by Seller after the Execution Date in accordance with this Agreement;
               (c)     any Liability for Taxes arising from or imposed with respect to the Purchased Assets attributable to any Post-Closing Tax Period;
               (d)     any Liability that Purchaser has expressly assumed or agreed to assume under this Agreement; and
               (e)     any other Liability specifically and to the extent set forth on Schedule 2.3 hereto.
Notwithstanding the foregoing, Purchaser is not assuming, and Seller shall retain, as an Excluded Liability, any Liability arising with respect to any default of Seller under any Assigned Contract or with respect to any Liability that arises out of or is based on or calculated on the basis of any event, circumstance or condition existing on or before the Effective Time. For avoidance of doubt, nothing in this Section 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Purchaser as they may occur and/or exist after the Effective Time by virtue of Purchaser’s ownership of the Purchased Assets, but rather, this Section 2.3 is solely intended to identify and provide for the assumption by Purchaser of those Liabilities of Seller that are specifically assumed by Purchaser hereunder and which, but for such assumption, would remain Liabilities of Seller.
     2.4      Excluded Liabilities. Seller shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any and all Liabilities of Seller other than the Assumed Liabilities, including the following Liabilities (the “Excluded Liabilities”):
               (a)      any Liabilities exclusively relating to or arising out of the Excluded Assets;
               (b)      any Liabilities of Seller owing to Parent, including any indebtedness for borrowed money owed to any Affiliate of Seller, and any Contract evidencing any such financing arrangement, in each case, whether such Liability arises before, on or after the Closing Date;
               (c)      Seller’s obligations under this Agreement; and
               (d)      any Liability for Seller Taxes.
     2.5      Consent of Third Parties. On the Closing Date, Seller shall assign to Purchaser, and Purchaser will assume, the Assigned Contracts, in each case to the extent permitted by, and in accordance with, applicable Law. Notwithstanding anything herein to the contrary, but subject to Purchaser’s rights under Section 7.2(e), if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract if an attempted assignment without any such consent would constitute a breach or violation thereof, unless and until such consent is obtained. In order, however, to seek to provide Purchaser the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, Seller and Purchaser shall cooperate, in all commercially reasonable respects, to obtain any necessary consents to the assignment of such Assigned Contracts, provided that no Party shall be required to make any material payments or agree to any material undertakings in connection therewith, and (ii) until the earliest of: (A) the date all such consents are obtained, (B) the date all such Assigned Contracts expire or are terminated or (C) the date which is six (6) months from the Closing Date, Seller and Purchaser shall cooperate, in all commercially reasonable respects, to provide to Purchaser the benefits under such Assigned Contracts (with Purchaser being entitled to all the gains and responsible for all Losses, Taxes and Liabilities realized or incurred thereunder from the Closing Date until the expiration of such period if Purchaser receives the benefits thereunder). In connection with this Section 2.5, if reasonably requested by Purchaser, Seller shall use commercially reasonable efforts to seek to enforce for the benefit of Purchaser all reasonable claims or rights of Seller arising under the applicable Assigned Contracts at Purchaser’s expense; provided, that Purchaser shall indemnify Seller and its Affiliates for any and all Losses arising in connection with any Action by a third party arising from, in connection with or otherwise with respect to actions taken or failed to be taken by Seller or any of its Affiliates consistent with Purchaser’s request and direction under this Section 2.5. Provided that Purchaser receives the benefits thereunder, Purchaser shall perform and comply with, at Purchaser’s cost, all of Seller’s obligations incurred during such period under such Assigned Contracts as if Purchaser were Seller thereunder. Promptly after any required consents to assignment are obtained for any such Assigned Contracts, Seller shall assign and transfer such Assigned Contract to Purchaser without any further payment or consideration.
     2.6      Purchase Price. In consideration of the sale, assignment, conveyance and delivery of the Purchased Assets under this Article II, Purchaser shall, upon the Closing, assume the Assumed Liabilities and pay to Seller, by wire transfer of immediately available funds directly to the Seller Bank Account(s), $150,000,000 (the “Purchase Price”).
     2.7      Allocation of Purchase Price. The Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code) shall be allocated among the Purchased Assets (other than the Inventory) and the Inventory as set forth on Schedule 2.7 hereto and in accordance with Section 1060 of the Code and the Treasury Regulations. To the extent the Purchase Price is adjusted pursuant to Section 10.9 or otherwise, Purchaser and Seller shall amend such schedule to reflect such adjustments. Purchaser and Seller shall file their Tax Returns (and IRS Form(s) 8594, as applicable) on the basis of such allocation, as it may be amended, and neither Party shall thereafter take a Tax Return position inconsistent with such allocation unless otherwise required by applicable Law.
     2.8      Risk of Loss. Until the Effective Time, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Purchased Assets shall be transferred to Purchaser. After the Effective Time, Purchaser shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.
ARTICLE III
CLOSING
     3.1      Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be specified by the Parties, such date (the “Closing Date”) to be no later than the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VII at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in this Agreement. The Closing shall be deemed to have occurred at 12:01 a.m. Colorado time on the Closing Date (the “Effective Time”).

     3.2      Transactions at Closing. At the Closing, on the terms and subject to the conditions hereof:
                (a)      Seller’s Actions and Deliveries. Seller shall deliver or cause to be delivered to Purchaser:
          (i)     title to the Inventory, which Inventory Seller shall deliver to Purchaser at the locations set forth on Schedule 1.1(b);
          (ii)      executed counterparts of each of the Related Agreements to which it is a party;
          (iii)      possession of all tangible Purchased Assets, including originals of the Assigned Contracts, Registrations, Product Records and Product Branding Materials to the extent reasonably available;
          (iv)      letter(s) and completed form(s) from Seller to the FDA and each other Medical Product Regulatory Authority in the form and including the content required under the Act and other applicable Laws, and duly executed by Seller, transferring the rights to the Registrations to Purchaser, including those contemplated by Section 6.3(b);
          (v)      a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Sections 7.2(a) and (b); and
          (vi)      such other documents and instruments as may be reasonably necessary to effect or evidence the Transaction.
                (b)      Purchaser’s Actions and Deliveries. Purchaser shall deliver or cause to be delivered to Seller:
          (i)     the Purchase Price in full by wire transfer of immediately available funds directly to the Seller Bank Account(s);
          (ii)      executed counterparts of each of the Related Agreements to which it is a party;
          (iii)      letter(s) from Seller to the FDA and each other Medical Product Regulatory Authority in the form and including the content required under the Act and other applicable Laws, and duly executed by Purchaser, assuming responsibility for Registrations from Seller, including those contemplated by Section 6.3(b), and forms completed by Purchaser pursuant to Section 6.3(b);
          (iv)      a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Sections 7.3(a) and (b); and
          (v)      such other documents and instruments as may be reasonably necessary to effect or evidence the Transaction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as otherwise set forth on the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser as of the Execution Date as follows:
     4.1      Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease, license and operate, as applicable, the Purchased Assets. Seller is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the ownership or operation of the Product and the Purchased Assets, or the nature of the activities conducted by Seller, makes such qualification or licensing necessary, except in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller does not have any Subsidiaries other than Atrix Laboratories GmbH. Seller is a wholly-owned Subsidiary of Parent.
     4.2      Due Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, and the execution and delivery of this Agreement and the Related Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller and Parent, and no other corporate proceedings are required for Seller to execute, deliver and perform its obligations under this Agreement and the Related Agreements.
     4.3      No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller, (b) assuming all of the consents, approvals, authorizations and permits described in Section 4.7 have been obtained and all the filings and notifications described in Section 4.7 have been made and any waiting periods thereunder have terminated or expired, does not materially conflict with or materially violate any material Law applicable to Seller, the Product or any of the Purchased Assets, and (c) except as set forth on Schedule 4.3 of the Seller Disclosure Schedule, does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, require any notice, consent or waiver under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any agreement or other instrument binding on Seller or any applicable order, writ, injunction or decree of any court or Governmental Authority or arbitrator to which Seller is a party or by which Seller is bound or to which any of its Assets is subject, except in the case of subsection (c) above, for any such breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Agreement and the Related Agreements have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

     4.4      Title; Sufficiency of Assets.
               (a)      Except as set forth on Schedule 4.4(a) of the Seller Disclosure Schedule, Seller owns, leases, licenses or has the right to use the Purchased Assets.
               (b)      Schedule 4.4(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Purchased Assets leased or licensed by Seller from any other Person (including Parent and any other Affiliate of Seller). Except as set forth on Schedule 4.4(b) of the Seller Disclosure Schedule, no other Person has any right, title or interest in any of the Purchased Assets.
               (c)      Seller has, and subject to obtaining any consents required by this Agreement, at the Closing will transfer to Purchaser, good, valid and transferable title to (or in the case of any leased or licensed Purchased Assets listed on Schedule 4.4(b) of the Seller Disclosure Schedule, a valid lease in or license to) the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Seller has the valid and exclusive right to possess, use and transfer the Purchased Assets; in each case, which right shall be fully transferred to Purchaser at the Closing pursuant to the terms of this Agreement.
               (d)      The Purchased Assets constitute (i) all of the Assets of Seller and its Affiliates relating primarily or exclusively to the Product and (ii) all of the Assets of Seller and its Affiliates that are material and necessary to the development and manufacture of the Product, provided that for purposes of clauses (i) and (ii): (A) Seller makes no representation as to the volume of Product that may be manufactured using only the Purchased Assets; (B) the following are excluded from “Assets”: (x) the Assets set forth in Section 2.2 and (y) records not included in the definition of Product Records; and (C) as to Contracts, the Purchased Assets include the material Contracts to which Seller or any Affiliate thereof is a party relating primarily or exclusively to the Product, other than those Contracts set forth on Schedule 4.11(b).
     4.5      Intellectual Property.
               (a)      Schedule 4.5(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Product Patent Rights, registered Product Marks, applications for registration of Product Marks, registered Product Trade Dress, applications for registration of Product Trade Dress, material unregistered Product Trade Dress, Product Domain Names, registered Product Copyrights, applications for registration of Product Copyrights and material unregistered Product Marks owned by Seller (collectively, the “Scheduled Intellectual Property”), including all applicable information regarding the territory of any registration, or the status of any registration and/or application.
Schedule 4.5(a) of the Seller Disclosure Schedule sets forth the due date for all actions pending as of the Execution Date to be taken before relevant patent and trademark authorities with respect to such Scheduled Intellectual Property in the one (1) year following the Execution Date, which listing shall be limited to Seller’s Knowledge with respect to jurisdictions other than the U.S. and Canada. Except as set forth in Schedule 4.5(a) of the Seller Disclosure Schedule, Seller exclusively owns, free and clear of all Encumbrances, all right, title and interest in and to, all Scheduled Intellectual Property. Except as set forth on Schedule 4.5(a) of the Seller Disclosure Schedule, to Seller’s Knowledge, all of the Scheduled Intellectual Property is valid, subsisting and enforceable. To Seller’s Knowledge, there are no facts (including any material prior art not disclosed to the applicable registering or granting authority in connection with any registered Trademarks or granted Patents, or applications for Trademarks or Patents, in each case included in the Scheduled Intellectual Property), that would invalidate or render unenforceable any Patents or Trademarks included in the Scheduled Intellectual Property. Seller (including its Affiliates and predecessors in interest, as applicable) has properly represented its entity status to the PTO and to the applicable patent or intellectual property registering authority in connection with the prosecution and maintenance fees related to any registered Patents or applications for Patents, respectively, in each case included in the Scheduled Intellectual Property. To Seller’s Knowledge, except as set forth on Schedule 4.5(a) of the Seller Disclosure Schedule, Seller (including its Affiliates and predecessors in interest) has paid all maintenance fees and made all filings (including all renewals, statements of use, affidavits of continued use and affidavits of incontestability, as applicable) when due (with the due date including any permitted extensions of fee payment dates and filing dates, as applicable).
               (b)      Except as set forth on Schedule 4.5(b) of the Seller Disclosure Schedule, no claim has been asserted or threatened, and Seller has not received any written notice, that the use or exploitation by Seller of any Product Intellectual Property infringes or misappropriates the Intellectual Property of any third party and, to Seller’s Knowledge, there is no reasonable basis for any such claim. Except as set forth on Schedule 4.5(b) of the Seller Disclosure Schedule, to Seller’s Knowledge, there is no reasonable basis for any claim that the making, having made, use, offer for sale, import or sale of the Product by Seller or its agents (or use of the Product in accordance with its intended use) infringes or misappropriates the Intellectual Property of any third party. There are no written claims (including interferences, oppositions or cancellation actions) against Seller that were either made after November 19, 2004 or are presently pending or, to the Knowledge of Seller, threatened, contesting the validity, ownership or enforceability of any of the Scheduled Intellectual Property or, solely as to the Product Marks, contesting the use or registrability of such Product Marks, and, to the Knowledge of Seller, no third party is infringing or misappropriating any of the Product Intellectual Property, except as set forth on Schedule 4.5(b) of the Seller Disclosure Schedule. The Scheduled Intellectual Property is not subject to any outstanding Order restricting the use thereof. In the last twelve (12) months, Seller has not taken any action (or failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the Product Intellectual Property, except as set forth on Schedule 4.5(b) of the Seller Disclosure Schedule.
               (c)      Except as set forth on Schedule 4.5(c) of the Seller Disclosure Schedule, (i) Seller (including its Affiliates and predecessors in interest) has not granted any licenses to the Product Intellectual Property to third parties; and (ii) neither Seller nor, to Seller’s Knowledge, any other Person, is party to any Contract with third parties that limit or restrict the use of the Product Intellectual Property or require any payments for their use.
               (d)      The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction will not (i) result in Seller (including its Affiliates and predecessors in interest) granting to any Person, other than Purchaser, any rights or licenses to any Product Intellectual Property, except as set forth on Schedule 4.5(d) of the Seller Disclosure Schedule, or (ii) impair the right, title or interest of Purchaser in or to any of the Product Intellectual Property or result in any modification of rights and obligations under any Assigned Contract or any other Contract to which Seller is a party, such that Purchaser’s use of the

Purchased Assets is subject to restrictions, impairments or payments that did not apply to Seller’s use of such Purchased Assets in such manner prior to the Closing Date.
               (e)      Seller (including its Affiliates and predecessors in interest) has taken all reasonable steps to protect the Product Know-How, including requiring each current and former employee and independent contractor of Seller (including its Affiliates and predecessors in interest) that contributed to the Product Intellectual Property to enter into agreements with Seller (including its Affiliates and predecessors in interest) pursuant to which he, she or it agrees to protect the confidential information of Seller (including its Affiliates and predecessors in interest) and assign (and has assigned) to Seller all Intellectual Property related to the Product created in the course of his, her or its employment or other relationship with Seller (including its Affiliates and predecessors in interest) to the extent permitted by applicable Law (collectively, “Seller Nondisclosure and Invention Assignment Agreements”).
               (f)      With respect to the Prior Agreements, Seller hereby represents and warrants that:
          (i)      The formulation of the Product that is the subject of the approvals by the FDA set forth on Schedule 1.1(i) was developed in all material respects prior to the effective date of the Prior Agreements;
          (ii)      The Patents set forth on Schedule 4.5(f)(ii) of the Seller Disclosure Schedule and all foreign counterparts of such Patents, claim inventions that were conceived and reduced to practice prior to the effective date of the Prior Agreements, and none of Prior Party’s employees or consultants, in their capacities as such, is an inventor of any of the inventions claimed in the Product Patent Rights or contributed to the Product or Purchased Assets;
          (iii)      The Prior Research Agreement, as extended by the parties on the date set forth on Schedule 4.5(f)(iii) of the Seller Disclosure Schedule, terminated in accordance with its terms on the date set forth on Schedule 4.5(f)(iii) of the Seller Disclosure Schedule;
          (iv)      Seller has and will maintain until six (6) years following the expiration or termination of the last to expire Patent included in the Purchased Assets all copies of written materials that were generated by Seller or provided to Seller in connection with the Prior Research Agreement, including any Exploratory Development Program Plans and Research Plans (as such plans are defined in the Prior Research Agreement), and any reports generated under the Prior Research Agreement pursuant to the section set forth on Schedule 4.5(f)(iv) of the Seller Disclosure Schedule;
          (v)      Prior Party has not paid any royalties or other compensation to Seller (including its Affiliates or predecessors-in-interest) under the Prior License Agreement with respect to the Product or the Purchased Assets or products using or practicing any of the Purchased Assets, and no such royalties or compensation are owed under the Prior License Agreement with respect to the to the Product or the Purchased Assets or products using or practicing any of the Purchased Assets;
          (vi)      There was no Technology (as defined in Schedule 4.5(f)(vi) of the Seller Disclosure Schedule) developed under the Prior Research Agreement that includes or relates to the Product or Purchased Assets;
          (vii)      There was no disclosure of any Inventions (as defined in the Prior Research Agreement) relating to the Product or Purchased Assets by either party to the Prior Research Agreement in accordance with the section of that Research Agreement set forth on Schedule 4.5(f)(vii) of the Seller Disclosure Schedule;
          (viii)      There were no more than that number of Candidates (as defined in Schedule 4.5(f)(viii) of the Seller Disclosure Schedule) set forth in Schedule 4.5(f)(viii) of the Seller Disclosure Schedule provided by Prior Party to Seller (including its Affiliates and predecessors-in-interest) under the Prior Research Agreement;
          (ix)      No Candidates provided by Prior Party to Seller (including its Affiliates and predecessors-in-interest) pursuant to the Prior Research Agreement, or derivatives of such Candidates:
(A)	were ever identified, tested or utilized under the Prior Research Agreement in connection with the Product or the Purchased Assets;

(B)	include Dapsone or a derivative of Dapsone;

(C)	have been or will be used to treat acne utilizing any of the Product Intellectual Property; or

(D)	have been or will be applied topically utilizing any of the Product Intellectual Property.
     4.6      Litigation. Except as set forth on Schedule 4.6 of the Seller Disclosure Schedule, there is no Action pending or, to Seller’s Knowledge, threatened , and there is no claim, governmental investigation or administrative action pending or, or to Seller’s Knowledge, threatened involving Seller (or to Seller’s Knowledge, any third party) (i) related to or affecting the Product or the Purchased Assets which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) that would prohibit, hinder, delay or otherwise impair Seller’s ability to perform its obligations under this Agreement or under the Related Agreements, including the transfer of the Product and the Purchased Assets, or (iii) that would affect adversely the legality, validity or enforceability of this Agreement or the Related Agreements, or prevent or delay the consummation of the Transaction. To the Knowledge of Seller, there are no facts or circumstances reasonably likely to give rise to any such claim, governmental investigation or administrative action. No officer, director, other employee or consultant of Seller or its Affiliates is asserting or has asserted any claim or right in the Product or the Purchased Assets that has not been fully resolved. Seller, to the extent related to or affecting the Product or the Purchased Assets, has not received any written notice from any Governmental Authority or any other Person alleging a violation of, or Liability under, applicable Laws related to any matter that has not been fully resolved.
     4.7      Consents. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and all of the consents, approvals, authorizations and permits, and filings, notifications and other actions set forth on Schedule 4.7 of the Seller Disclosure Schedule, and as may be necessary as a result of any facts or circumstances relating solely to Purchaser, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required in connection with the execution and delivery by Seller of this Agreement or any Related Agreement, or in order for Seller to consummate the Transaction.
     4.8      Taxes. There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on the Purchased Assets. There is no Action in respect of Taxes pending, or, to Seller’s Knowledge, threatened, that would result in such a lien. To the extent a breach of the following would result in a Liability of Purchaser for Taxes to any Person, whether as a result of applicable law, Contract or otherwise, (i) Seller has timely paid all Taxes that have become due or payable and has timely filed all Tax Returns it is required to have filed, and (ii) all such Tax Returns were correct and complete in all material respects.
     4.9      Permits; Compliance with Laws.
               (a)      The Registrations are in full force and effect.
               (b)      Schedule 1.1 sets forth a true and complete list of all material authorizations, licenses, permits, certificates, approvals, exemptions, consents, confirmations, orders, registrations, product registrations, certificates, concessions, franchises, waivers and clearances of any Governmental Authority (including all authorizations under the Act) (collectively, “Permits”) necessary for Seller to use, test, manufacture and own the Purchased Assets and to develop and manufacture the Product consistent with the Registrations (the “Required Permits”), and Seller is in possession of all Required Permits and all Required Permits are valid and in full force and effect.
               (c)     No Governmental Authority has notified Seller of any facts or circumstances which would lead to any suspension, loss of or material modification to any Required Permit or refusal by a Governmental Authority to renew or accept for filing any Required Permit on terms less advantageous, individually or in the aggregate, to Seller than the terms of those Required Permits currently in force and, to the Knowledge of Seller, there are no facts or circumstances providing grounds for the same. Except for regulatory matters, which are covered under Section 4.10, Seller is in material compliance with all applicable Laws relating to the Product and the Purchased Assets.
     4.10   FDA and Health Canada Regulatory Matters.
               (a)      All Registrations held by Seller are set forth in Schedule 1.1(i). The approved NDA provides Seller with the legal right to market the Product in the United States in accordance with such NDA, including all of its approved supplements. The approved NDS provides Seller with the legal right to market the Product in Canada in accordance with such NDS, including all of its approved supplements. Without limiting any representations in Section 4.9, except as set forth on Schedule 4.10(a) of the Seller Disclosure Schedule, Seller has all Registrations from the FDA or Health Canada, as applicable, required for it to develop and manufacture the Product. To the Knowledge of Seller, there are no facts that would prevent the satisfaction of, or compliance with, any additional FDA requirements for marketing or distributing the Product in the United States in accordance with the NDA or Health Canada regulatory requirements for marketing or distributing the Product in Canada in accordance with the NDS. Seller is the sole and exclusive owner of the Registrations. Each of the Registrations is valid and in full force and effect, and, subject to Purchaser’s compliance with this Agreement, may be assigned and transferred to Purchaser in accordance with this Agreement. Seller does not have Knowledge that the FDA or Health Canada is, or may consider, limiting, suspending, or revoking such Registrations. To Seller’s Knowledge, there is no false or misleading information or significant omission in any application, submission, or any other communication to the FDA or Health Canada regarding the Product, except for any information or omission that has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has fulfilled and performed its obligations under each Registration in all material respects, and no event has occurred or condition or state of facts exists which would constitute a breach or default that would cause revocation or termination of any such Registration. To the Knowledge of Seller (which, for purposes of this sentence, means the actual knowledge of the persons set forth in Schedule 1.1(c)), each third party supplier or manufacturer set forth on Schedule 4.10(a) of the Seller Disclosure Schedule complies with all applicable requirements of the FDA (including any drug establishment registration, drug listing, and good manufacturing requirements) and Health Canada to supply the Product to, or manufacture the Product for, Seller, except to the extent that the failure to comply with any such requirement has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (b)      Seller has not sold, marketed, or otherwise distributed the Product in the Territory except to conduct testing of the Product in accordance with the Act. Seller has not issued or released any advertising for the Product.
               (c)      Seller is in compliance with the Act and all applicable statutes, rules, regulations, standards, guidelines, registrations, policies and orders administered or issued by the FDA or Health Canada, with respect to the Product and the Purchased Assets, including new drug approval, investigational new drugs, annual reporting, good manufacturing practices, record-keeping, adverse event reporting and labeling, except for any failure that has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (d)      To Seller’s Knowledge, the pre-clinical and clinical trials (including post-marketing studies) regarding the Product conducted by Seller were, and if still ongoing, are, being conducted in all material respects in accordance with all applicable requirements of the FDA (including the applicable regulations regarding investigational new drugs that require compliance with the applicable clinical study protocols, institutional review boards, informed consent, and good laboratory and clinical practices) and Health Canada, as applicable.

               (e)      Except as set forth on Schedule 4.10(e) of the Seller Disclosure Schedule, Seller is not subject to any obligation arising under any FDA or Health Canada administrative or regulatory action or from any FDA inspection, FDA warning letter, FDA notice of violation letter, recall notice, or any other notice from the FDA or Health Canada to Seller or its Affiliates alleging a material violation of any applicable Law or required Registration, or any response or other commitment made to or with the FDA or Health Canada regarding the Product or the Inventory, other than obligations arising from ownership of the Registrations that are required by the FDA and set forth in the Act or in the approval letters for the Product’s NDA or investigational new drug applications or Health Canada and set forth in the Food and Drug regulations or the approval letter for the NDS. Seller has not received any written or other notice from the FDA or Health Canada alleging that the Product or the Inventory is the subject of any pending or threatened investigation in the United States or Canada and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to give rise to any such notice.
               (f)      Seller has made available to Purchaser, in the due diligence virtual data room for the Transaction or as referenced on Schedule 4.10(f) of the Seller Disclosure Schedule, true, correct and complete copies of all material written information and written summaries of all oral information in the possession or control of Seller or its Affiliates, or about which Seller has Knowledge, concerning the safety, efficacy, side effects or toxicity of the Product, including that associated with or derived from any pre-clinical or clinical use, studies, investigations or tests of the Product (including any such information submitted to the FDA in the NDA or investigational new drug applications or to Health Canada).
               (g)      Seller has made available to Purchaser, in the due diligence virtual data room for the Transaction or as referenced on Schedule 4.10(g) of the Seller Disclosure Schedule, all material information regarding the FDA and Health Canada’s regulation of the Product, including complete copies of all the Registrations and all material information regarding the Registrations.
     4.11    Assigned Contracts.
               (a)      Schedule 4.11(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the Assigned Contracts. True, correct and complete copies of all Assigned Contracts have been made available to Purchaser prior to the date hereof. The Assigned Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller and, to Seller’s Knowledge, each other party thereto. Except as otherwise set forth on Section 4.11(a) of the Seller Disclosure Schedule, there is no default or breach of Seller that has not been fully resolved under any Assigned Contract (or event or condition that, with notice or lapse of time or both could constitute such a default or breach) which has given or would reasonably be expected to give any other Person the right to declare a default, to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or modify or terminate any such Contract, and, to Seller’s Knowledge, there is no such breach or default (or event or condition that, with notice or lapse of time or both, would reasonably be expected to constitute such default or breach) by any third party to any Assigned Contract. Since November 19, 2004, no party to any Assigned Contract has given any notice of an alleged breach thereof or otherwise threatened such a breach, and Seller has not received any notice that any party to any Assigned Contract intends to cancel or terminate such Assigned Contract, to renegotiate such Assigned Contract, or to exercise or not exercise any options to extend thereunder, and no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened.
               (b)      Except as otherwise set forth on Section 4.11(b) of the Seller Disclosure Schedule, there are no material Contracts of or relating to or affecting the Product or the Purchased Assets other than the Assigned Contracts.
               (c)      That certain Aczone Development Services Agreement between Seller and Tolmar, Inc., dated August 24, 2007, is terminated and neither party to such agreement has any continuing obligations other than customary provisions that survive termination under such agreement.
     4.12    Absence of Undisclosed Liabilities. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, Seller does not have any material indebtedness or material Liabilities, absolute or contingent, known or unknown, individually or in the aggregate, in each case relating to or otherwise adversely affecting the Product or the Purchased Assets.
     4.13   Inventory. All Inventory is generally of usable quality, and was produced, manufactured and, to Seller’s Knowledge, stored in accordance with the specifications for the Product as set forth in the applicable Registrations and in compliance with applicable Law.
     4.14   Product Records.
               (a)      Since November 19, 2004, all of the Product Records have been maintained in accordance, in all material respects, with applicable Law and generally accepted business practices. Seller has made true, complete and accurate copies of the Product Records available to Purchaser.
               (b)      Without limiting the foregoing, Seller has provided Purchaser with true, complete and accurate copies of those Product Records set forth on Schedule 4.14(b) of the Seller Disclosure Schedule.
               (c)      Except as set forth on Schedule 4.14(c) of the Seller Disclosure Schedule, to Seller’s Knowledge, no legal opinions or draft legal opinions material to the Product Intellectual Property have been excluded pursuant to subsection (ii) of the Product Records definition (other than those relating to the Transaction as set forth in subsection (i)(A) of the definition of Product Records).
     4.15    Absence of Changes or Events. Since January 1, 2007, there has not been any Material Adverse Change or, any change, occurrence, condition, event or effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change.
     4.16    Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or Parent or under the authority of Seller or Parent, except for Goldman, Sachs & Co., is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Transaction.

     4.17   Solvency. Upon the consummation of the Transaction, (a) Seller will not be insolvent, (b) Seller will not be left with unreasonably small capital, (c) Seller will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Seller will not be impaired.
     4.18    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT:
               (a)      NONE OF SELLER OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, IN RESPECT OF THE PURCHASED ASSETS, INVENTORY, ASSUMED LIABILITIES, OR THE PRODUCT, INCLUDING THE PRODUCT INTELLECTUAL PROPERTY; AND
               (b)      NONE OF SELLER OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE PRODUCT, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTION. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller as of the Execution Date as follows:
     5.1      Organization. Purchaser is a limited liability company duly formed and validly existing and in good standing under the laws of Delaware. Purchaser has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     5.2      Due Authorization. Purchaser has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, and the execution and delivery of this Agreement and the Related Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Purchaser and, to the extent required by Law, contract or otherwise, its members and stockholders.
     5.3      No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Related Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the organizational documents of Purchaser, (b) assuming all of the consents, approvals, authorizations and permits described in Section 5.5 have been obtained and all the filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, does not conflict with or violate any Law applicable to Purchaser, and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, require any notice, consent or waiver under, any material agreement or other instrument binding on Purchaser or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Purchaser is a party or by which Purchaser is bound or to which any of its Assets is subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent, approval, conflict breach or default which would not prevent or materially delay consummation by Purchaser of the Transaction. This Agreement and the Related Agreements have been duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws or general application relating to or affecting creditors’ rights generally.
     5.4      Litigation. There is no Action pending or, to Purchaser’s knowledge, threatened, directly or indirectly involving Purchaser (or to Purchaser’s knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Purchaser’s ability to perform its obligations hereunder or under the Related Agreements, including the assumption of the Assumed Liabilities, that would affect the legality, validity or enforceability of this Agreement or the Related Agreements, or prevent or delay the consummation of the Transaction.
     5.5      Consents. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Purchaser to consummate the Transaction.
     5.6      Financing. Purchaser and Allergan have sufficient available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Related Agreements or otherwise necessary to consummate the Transaction at the Closing. Upon the consummation of the Transaction, (a) Purchaser will not be insolvent, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Purchaser will not be impaired.
     5.7      Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Transaction.
     5.8      Independent Investigation. In making the decision to enter into this Agreement and the Related Agreements and to consummate the Transaction, Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets, Inventory,

Assumed Liabilities and the Product, which investigation, review and analysis was done by Purchaser and its Affiliates and Representatives. Purchaser acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records with respect to the Product for such purpose. In entering into this Agreement and the Related Agreements, Purchaser acknowledges that Purchaser and its Affiliates have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its Representatives (except the specific representations and warranties of Seller set forth in this Agreement). Purchaser hereby acknowledges and agrees that (a) other than as set forth in the representations and warranties made in this Agreement, none of Seller or its Affiliates, or any of their respective Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets, Inventory or the Assumed Liabilities, including as to the probable success or profitability of the Product after the Closing and (b) except as to otherwise expressly provided in this Agreement, none of Seller, or its Affiliates, nor any of their respective Representatives will have or be subject to any Liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or Representatives of, or Purchaser’s use of, any information relating to the Product, and any information, documents or material made available to Purchaser, whether orally or in writing, in certain electronic and physical “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the Transaction.
ARTICLE VI
COVENANTS
     6.1      Access to Information. Between the Execution Date and the Closing Date, Seller shall afford Purchaser and its Representatives access, during regular business hours and upon reasonable agreed-upon times, to Seller’s personnel and properties pertaining to the Product, Inventory, and the Purchased Assets and all other information and materials pertaining to the Product, Inventory, or the Purchased Assets controlled by or in possession of Seller or its Affiliates or their respective Representatives, provided that such access shall not unreasonably interfere with Seller’s business and operations and in no event shall Seller be obligated to provide any access or information if Seller determines in good faith after consultation with its outside counsel that providing such access or information may violate any applicable Law or cause Seller to breach a confidentiality or other obligation to which it is bound under any Contract existing on the Execution Date or jeopardize any recognized remedy available to Seller.
     6.2      Conduct of the Seller.
                (a)      Between the Execution Date and the Closing Date, except as expressly contemplated by this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld), Seller shall use all commercially reasonable efforts to: (i) maintain and use the Purchased Assets only in the ordinary course, in accordance with past practice and (ii) preserve in all material respects the Product and Seller’s ability to develop, manufacture, market, sell and otherwise exploit the Product and to transfer such right to Purchaser; provided, however, that in no event shall Purchaser’s consent be required to enter into or consummate an Other Transaction unless such Other Transaction has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided further, that, no Other Transaction shall limit or release Seller from its obligations hereunder.
               (b)     Without limiting the foregoing, between the Execution Date and the Closing Date, Seller shall not:
         (i)      fail to exercise any rights of renewal with respect to any Assigned Contract or Registration that by its terms would otherwise expire;
         (ii)     settle or compromise any material claims of Seller that would materially adversely affect the Product or the Purchased Assets;
         (iii)    take any action or fail to take any commercially reasonable action that would knowingly result in a breach of any representation, warranty or covenant of Seller contained in this Agreement; or
         (iv)    agree to take any of the actions specified in this Section 6.2, except as expressly contemplated by this Agreement and the Related Agreements.
     6.3     Required Approvals and Consents.
               (a)      As soon as reasonably practicable after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transaction, including all filings under the HSR Act in accordance with Section 6.4. The Parties shall also cooperate with each other with respect to all filings that Purchaser elects to make. Seller shall use its commercially reasonable efforts to obtain all third party consents, in accordance with its obligations under Section 2.5, required to effect the assignment of the Assigned Contracts to Purchaser.
               (b)      As soon as reasonably practicable after the Closing Date, but in any event within five Business Days of the Closing Date, Seller shall submit a letter to FDA stating that it has transferred all rights to the NDA to Purchaser. Seller shall provide Purchaser with a copy of that letter upon its submission to FDA. To obtain the rights to the NDA, Purchaser shall submit an application to FDA on Form FDA 356h and a letter that includes (i) a commitment to agreements, promises, and conditions made by Seller and contained in the NDA; (ii) the date that the change in ownership is effective; and (iii) a statement that the Purchaser has a complete copy of the approved application, including supplements and records that are required to be kept under 21 C.F.R. § 314.81.
               (c)      As soon as reasonably practicable after the Closing Date, but in any event within five Business Days of the Closing Date, Seller shall submit a letter to FDA stating that it has transferred all rights to the investigational new drug applications for the Product listed in Schedule 1.1(i) to Purchaser. Seller shall provide Purchaser with a copy of that letter upon its submission to FDA. Purchaser shall submit a letter to FDA accepting the transfer of those investigational new drug applications.

               (d)      As soon as reasonably practicable after the Closing Date, but in any event within five Business Days of the Closing Date, Seller shall provide to Purchaser written documentation confirming that all rights to the NDS and Drug Identification Number (DIN) for the Product have been transferred by Seller (as the original DIN owner) to Purchaser and authorizing Purchaser’s DIN Submission to access Seller’s submission for the Product. Purchaser shall submit Form HC/SC 3011 to the Health Canada Therapeutic Products Directorate (TPD) for a DIN for the Product, and all other required documentation (including the documentation referenced in the preceding sentence), in accordance with Section C.01.014.1 of the Health Canada Food and Drug Regulations.
     6.4      HSR Act.
               (a)      If required pursuant to applicable Law, each Party shall file as soon as practicable, and in any event no later than ten (10) Business Days after the Execution Date a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. Each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in the Territory for additional information or documentation. Each Party shall (i) promptly notify the other Party of any communication to that Party or its Affiliates from any Governmental Authority with respect to such filings and, subject to applicable Law, permit the other Party or the other Party’s counsel to review in advance any proposed written communication with respect thereto to any of the foregoing; (ii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority in the Territory, gives the other Party the opportunity to attend and participate thereat; (iii) with the exception of business documents deemed confidential by Purchaser (including documents submitted as attachments to Purchaser’s Notification and Report Form under the HSR Act), furnish Seller with copies of all correspondence, filings and communication (and memoranda setting forth the substance thereof) between Purchaser (its Affiliates, and its respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement; and (iv) with the exception of business documents deemed confidential by Seller, furnish Purchaser with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) between Seller (its Affiliates, and its respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement. Purchaser shall bear the responsibility for any required HSR Act filing fees.
               (b)      In furtherance and not in limitation of the other covenants of the Parties contained herein, Purchaser shall use its commercially reasonable efforts to remedy any material competition concerns that any Governmental Authority may have with respect to the consummation of the Transaction. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or the Transaction as violative of any anti-competition Law, Purchaser shall cooperate and use its commercially reasonable efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order that is in effect and that restricts, prevents or prohibits the consummation of the Transaction, provided that Purchaser shall not be required to (i) license, divest, dispose of or hold separate or take any similar actions with respect to any Assets or businesses of Purchaser or its Affiliates or otherwise take or commit to take any action that limits in any material respect its freedom of action with respect to, or its ability to retain, any of the Assets or businesses of Purchaser or its Affiliates, (ii) pay more than de minimis amounts in connection with seeking or obtaining such consents, approvals or authorizations, whether to any Governmental Authority or other Person (other than the HSR filing fees referenced above), or (iii) commence any litigation with respect thereto. Seller shall cooperate in a commercially reasonable manner with all such efforts.
     6.5     [Reserved].
     6.6     Notifications. Between the Execution Date and the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions applicable to the other Party set forth in Article VII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
     6.7     Further Assurances; Further Documents.
               (a)      On and after the Execution Date, each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each of them, (ii) to cause the Transaction to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transaction.
               (b)      On and after the Closing Date, each of Purchaser and Seller shall, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transaction.
               (c)      Without limiting the foregoing, on and after the Closing Date, Seller shall provide to Purchaser assistance with respect to the Product Intellectual Property, and Purchaser shall assume responsibilities with respect to the Product Intellectual Property (including with respect to the preparation and filing of additional instruments, assignments, assurances and other transfer documents and engagement of third parties in connection therewith) as follows: At no additional cost to Purchaser, the Parties shall use commercially reasonable efforts to complete the recordation with relevant patent authorities in the Territory of the transfer to Purchaser of the Product Intellectual Property, and to execute and file with such authorities all other documents necessary to effect Purchaser’s assumption of all prosecution responsibilities with respect to the Product Intellectual Property, within one (1) year after the Closing Date. For five (5) years after the Closing Date, from and after the Closing Date, Seller shall provide to Purchaser, at Purchaser’s reasonable request and subject to Purchaser’s reimbursement of Seller’s reasonable out-of-pocket costs, additional reasonable assistance as reasonably necessary to enable Purchaser to assume and perform such prosecution responsibilities; provided, however, that Purchaser shall not be obligated to reimburse Seller’s out-of-pocket costs until such costs reach $50,000. As reasonably requested and required, Seller also shall make available to Purchaser any of its employees who are inventors of the Product Intellectual Property and shall otherwise use reasonable efforts to cooperate with and assist Purchaser to enable Purchaser to contact any other inventors of the Product Intellectual Property (e.g., facilitating and assisting with introductions on behalf of Purchaser). Notwithstanding the foregoing, Purchaser shall be responsible for paying all government recordation fees and any other fees and expenses incurred by Purchaser in connection with the transfer of title of Seller’s Intellectual Property to Purchaser.
     6.8     Third Party Offers.
               (a)      From and after the date of this Agreement, until the earlier of the Closing or termination of this Agreement, Seller and Parent shall, and shall cause their respective Affiliates and their respective officers, directors, employees, and other Representatives (including any investment banker, attorney or accountant) to immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition, and neither Seller nor any of its Affiliates shall, nor shall Seller or its Affiliates authorize or permit any of their respective officers, directors, employees, or other Representatives (including any investment banker, attorney or accountant) to, directly or indirectly, encourage, solicit, participate in or initiate any inquiries, discussions or negotiations with or provide any information or access to any Person concerning the Product, or any potential Third Party Acquisition or that may reasonably be expected to lead to any Third Party Acquisition or attempted Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition. Seller shall promptly communicate to Purchaser the receipt of any Third Party Acquisition offer that Seller or its Affiliates, or their respective officers, directors, employees, or other Representatives, receive after the date hereof.
               (b)      “Third Party Acquisition” means (i) the acquisition by a Person, other than Purchaser and its Affiliates, of any interest in the Product or the Purchased Assets, whether by purchase, issuance, or sale or other disposition of capital stock of Seller, sale, lease, license or other disposition of Assets of Seller, by merger or consolidation or otherwise, or (ii) any other transaction that would prevent, interfere with or delay the Transaction.
               (c)      Seller represents to Purchaser that Seller, its Affiliates, and their respective officers, directors, and employees, and other Representatives (including any investment banker, attorney or accountant), have terminated any and all existing discussions with third parties relating to a Third Party Acquisition. Seller and its Affiliates have instructed all of their respective officers, directors, employees, and Representatives to terminate all discussions relating to a Third Party Acquisition.

ARTICLE VII
CONDITIONS TO CLOSING
     7.1      Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of Purchaser and Seller to consummate the Transaction on the Closing Date are subject to the satisfaction or waiver (in accordance with Section 11.7) at or prior to the Closing Date of the following conditions:
               (a)      No Conflicting Law or Order. No Law or temporary, preliminary or permanent injunction or other Order has been issued or enforced by any court or arbitrator or by any Governmental Authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transaction on the Closing Date.
               (b)      HSR Act. Any waiting period (and any extension thereof) under the HSR Act and any foreign equivalent applicable to the Transaction has expired or been terminated.
     7.2      Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations to consummate the Transaction shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Purchaser’s sole discretion, in writing by Purchaser:
               (a)      Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV shall be true and correct as of the Execution Date and as of the Effective Time as though made on and as of such date (notwithstanding the introduction to Article IV) (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), without giving effect to any supplement or amendment to the Disclosure Schedule; except for any failure of such representations and warranties to be true and correct that have not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
               (b)      Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement on or before the Closing.
               (c)      Officer’s Certificate. Purchaser shall have received a certificate executed by a duly elected, qualified and acting officer of Seller certifying to the satisfaction of the conditions set forth in Sections 7.2(a) and (b).
               (d)      Related Agreements. Seller shall have duly executed and delivered to Purchaser the Related Agreements.
               (e)      Notices and Consents. Seller shall (i) have obtained and delivered to Purchaser all consents and approvals of Governmental Authorities required to be obtained by Seller in connection with the execution and delivery of this Agreement and consummation of the Transaction, (ii) have obtained and delivered to Purchaser all consents, approvals and amendments required under the Assigned Contracts received by Seller as of such date, which shall include all consents listed on Schedule 7.2(e) and (iii) have sent all notices required and necessary to be sent by Seller under the Assigned Contracts, which shall include all notices listed on Schedule 7.2(e).
               (f)      No Material Adverse Change. Since the Execution Date, there has been no event, circumstance or condition which, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Change.
               (g)      Other Deliverables. Seller shall have delivered or caused to be delivered to Purchaser each of the documents and other deliverables specified in Section 3.2(a).
               (h)      No Litigation. There shall not be pending or threatened by any Governmental Authority any Action (or pending or threatened in writing by any other Person any Action that has a reasonable likelihood of success), (i) seeking to materially prohibit or limit the ownership by Purchaser of the Purchased Assets or Purchaser’s development, manufacture, marketing and sale of the Product, or to compel Purchaser to dispose of or hold separate any material portion of the Purchased Assets, in each case as a result of the Transaction; (ii) claiming that such Person is a beneficial owner of, or has the right to acquire the Product, or any interest therein, or any portion of the Purchased Assets or is entitled to any portion of the Purchase Price or otherwise seeking monetary damages; or (iii) that may otherwise have the effect of materially interfering with the Transaction.
     7.3      Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the Transaction shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller’s sole discretion, in writing by Seller:
               (a)      Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article V shall be true and correct as of the Execution Date and as of the Effective Time as though made on and as of such date (notwithstanding the introduction to Article V) (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); except for any failure of such representations and warranties to be true and correct that have not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
               (b)      Performance. Purchaser shall have performed and complied in all material respects with each of the covenants, agreements and obligations Purchaser is required to perform under this Agreement on or before the Closing.
               (c)      Officer’s Certificate. Seller shall have received a certificate executed by a duly elected, qualified and acting officer of Purchaser certifying to the satisfaction of the conditions set forth in Sections 7.3(a) and (b).
               (d)      Related Agreements. Purchaser shall have duly executed and delivered the Related Agreements to Seller.

               (e)      Other Deliverables. Purchaser shall have delivered or caused to be delivered to Seller each of the documents and other deliverables specified in Section 3.2(b).
               (f)      No Litigation. There shall not be pending or threatened by any Governmental Authority any Action (or pending or threatened in writing by any other Person any Action that has a reasonable likelihood of success) against Purchaser or Seller or their Affiliates that may have the effect of materially interfering with the Transaction.
ARTICLE VIII
ADDITIONAL COVENANTS
     8.1      Confidentiality; Publicity.
               (a)     The terms of the Confidentiality Agreement shall apply to any information provided to Seller or to Purchaser pursuant to the Transaction or this Agreement.
               (b)      From and after the Closing, Seller and Parent shall retain in place procedures to keep confidential, and cause their respective Affiliates and their respective officers, directors, employees, and other Representatives to keep confidential and not use, all confidential and proprietary information relating to the Product, the Purchased Assets or the Assumed Liabilities, and keep such information confidential to the same extent Allergan was required to keep confidential the Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement. Effective upon the Closing, upon written request of Purchaser, from time to time, Seller and Parent shall (at Purchaser’s cost and expense) use reasonable efforts to enforce Seller’s and Parent’s rights with respect to the use and maintenance of confidential information relating to the Product or the Purchased Assets under all confidentiality agreements between Seller or Parent and any other potential acquirer of the Product or the Purchased Assets that were entered into in contemplation of the sale of the Product or the Purchased Assets. Neither Seller nor Parent shall waive or release Seller’s or Parent’s rights under such confidentiality agreements with respect to the use and maintenance of such confidential information with respect to the Product or the Purchased Assets.
               (c)      The Parties shall jointly agree upon the necessity and content of any press release in connection with execution of this Agreement. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding any contrary term contained in the Confidentiality Agreement, (i) any disclosure that is required by Law, as advised by a Party’s counsel, may be made without the prior written consent of the other Party, (ii) a Party may make disclosure regarding subject matter of this Agreement or the Transaction to its employees, consultants, collaborators, licensees, business partners, investors, potential investors, acquirors and potential acquirors, provided that, in the case of this clause (ii), such disclosing Party, prior to making such disclosure to any third party (other than employees), consults with the other Party and provides the other Party an opportunity to provide reasonable input regarding the process and content of such disclosure and such third party enters into a confidentiality agreement which is expressly enforceable by the other Party, in addition to the disclosing Party, and (iii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least three (3) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in this Agreement or the Confidentiality Agreement, to the extent that either Party determines that this Agreement, a summary thereof or a notification thereof is required to be registered or filed to comply with the requirements of an applicable stock exchange or exchange regulation or any Governmental Authority, including the SEC, such Party shall give at least two (2) Business Days advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including any confidential treatment request, and shall execute all documents reasonably required in connection therewith.
     8.2      Availability of Records.
               (a)      After the Closing, Purchaser shall make available to Seller and its Affiliates and Representatives during normal business hours and upon reasonable agreed-upon times to the extent reasonably requested, all Product Records (as in existence on the Closing Date) in its possession and shall preserve all such Product Records (as in existence on the Closing Date) until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Allergan; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Laws).
               (b)      After the Closing, Seller shall make available to Purchaser and its Affiliates and Representatives during normal business hours and upon reasonable agreed-upon times to the extent reasonably requested, all information, records and documents relating to the Product and the Purchased Assets in its possession and shall preserve all such information, records and documents consistent with Seller’s record retention policies and applicable Law. Notwithstanding the foregoing, Seller shall not have any obligation to make available such information, records or documents relating to the Product or the Purchased Assets that are subject to unqualified confidentiality restrictions that do not permit disclosure of information to third parties subject to confidentiality obligations to Seller, including those imposed by Law or third parties, or that are subject to attorney-client privilege. If information, records and documents relating to the Product and the Purchased Assets are in the possession of Seller and may be disclosed to Purchaser only if Purchaser enters into a confidentiality agreement with Seller, Seller shall offer to enter into a confidentiality agreement with Purchaser on substantially the same terms as the Confidentiality Agreement, and shall share such information, records and documents with Purchaser. Seller may redact from such information, records or documents any information that is not related to the Product or the Purchased Assets.

               (c)      Each Party, to the extent commercially reasonable, shall also make available to each other Party during normal business hours and upon reasonable agreed-upon times, to the extent reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product, Purchased Assets or Assumed Liabilities prior to the Closing Date, including product liability and general insurance liability.
               (d)      Without limiting any other provisions hereof, with respect to litigation or threatened litigation (other than litigation between the Parties), each Party shall render reasonable assistance to the other in connection with defending or responding to such litigation or threatened litigation at the cost of the requesting party.
               (e)
           (i)      Following the Closing, Seller shall take all actions necessary or reasonably requested by Purchaser to enforce the rights of Seller (including its Affiliates and predecessors in interest) against current and former employees and independent contractors under the Seller Nondisclosure and Invention Assignment Agreements, solely with respect to the Product and the Purchased Assets. Any outside counsel retained to represent Seller in connection with any such enforcement actions shall be selected by Purchaser and reasonably acceptable to Seller. Purchaser shall reimburse Seller for Seller’s attorneys’ fees and reasonable other out-of-pocket costs and expenses incurred by Seller in taking such actions.
           (ii)      Following the Closing, Purchaser shall take all actions necessary or reasonably requested by Seller to enforce the rights of Seller (including its Affiliates, successors in interest and licensees) under that certain Seller Nondisclosure and Invention Assignment Agreement identified on Schedule 1.1(a) for any purpose other than with respect to the Product and the Purchased Assets. Any outside counsel retained to represent Purchaser in connection with any such enforcement actions shall be selected by Seller and reasonably acceptable to Purchaser. Seller shall reimburse Purchaser for Purchaser’s attorneys’ fees and reasonable other out-of-pocket costs and expenses incurred by Purchaser in taking any such action. For the avoidance of doubt, (A) Purchaser shall have the right to enforce the rights of Purchaser under that certain Seller Nondisclosure and Invention Assignment Agreement identified on Schedule 1.1(a) solely with respect to the Product and the Purchased Assets and (B) the parties intend that all benefits of that certain Seller Nondisclosure and Invention Assignment Agreement identified on Schedule 1.1(a) will inure solely to Seller for all purposes other than with the respect to the Product and the Purchased Assets.
     8.3     Use of Trade or Service Marks. Other than as expressly provided in this Agreement and the Related Agreements, (i) Purchaser shall not use or permit any of its Affiliates or distributors to use any of the Seller Brands or any other corporate, trademarks or service marks or names now or hereafter owned or used by Seller, other than the Product Intellectual

Property, and (ii) after the Closing, Seller shall not use or permit any of its Affiliates or distributors to use any of the Product Intellectual Property.
     8.4      FDA and Health Canada Regulatory Matters. From and after the Closing Date, Purchaser, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by the Act and other applicable Law in respect of the Registrations and the transfer thereof, including preparing and filing all reports (including adverse drug experience reports) or other documentation with the appropriate Governmental Authority (whether the Product is sold before or after transfer of such Registrations), except Seller shall take the actions assigned to Seller in Section 6.3 at Seller’s own expense, (ii) taking all actions and conducting all communication with third parties with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including documenting and responding to all complaints in respect thereof, including complaints related to tampering, contamination or other adulteration, and (iii) investigating and resolving all complaints and adverse drug experiences with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations). Nothing herein shall limit the rights of Purchaser to indemnification under Article X in accordance therewith with respect to any Damages incurred or suffered by Purchaser arising from or in connection with such adverse drug experiences, or complaints or other claims.
     8.5      Tax Matters.
               (a)      Purchaser shall pay all Transfer Taxes. Seller and Purchaser shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by applicable Tax Law. Seller agrees to take such actions reasonably requested by Purchaser as may be required to mitigate or eliminate any Transfer Tax that would otherwise be imposed to the extent permitted by applicable Law, including using commercially reasonable efforts to provide to Purchaser any certificate required to so mitigate or eliminate such Transfer Tax.
               (b)      All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Purchaser and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.5(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) Business Days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 8.5(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
               (c)      Seller and Purchaser hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Purchaser of the Purchased Assets by Seller.
     8.6      Destruction of Inventory Not Sold to Purchaser. As soon as reasonably practicable following the Closing Date, Seller shall destroy all inventories of finished Product, components and materials included in the Product, stability lot batches of the Product and demonstration units and other samples of the Product that are not sold to Purchaser under this Agreement.
     8.7      Payment of Liabilities. Seller shall pay in full, or make adequate provision for the payment in full, of all of the Excluded Liabilities. After the Closing Date, Purchaser shall pay in full, or make adequate provision for the payment in full, of all of the Assumed Liabilities.
ARTICLE IX
TERMINATION
     9.1      Termination.
               (a)      This Agreement may be terminated:
          (i)       at any time before the Closing Date by mutual written consent of Purchaser and Seller;
          (ii)      by either Party, in writing, if the Transaction has not been consummated on or before August 31, 2008 (the “Outside Date”), provided that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement; provided, further, that in the event the failure to consummate the Transaction by such date is caused by a pending investigation or review by a Governmental Authority, either Party (unless such extending Party or such extending Party’s failure to fulfill any obligation under this Agreement has been the cause of, or results in, the existence or continuance of the pending investigation or review) may extend the Outside Date to December 31, 2008 or
          (iii)     by either Party, in writing, if any award, decision, injunction, judgment, decree, stipulation, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator (an “Order”) permanently restraining, enjoining or otherwise prohibiting the Transaction shall be entered and such Order is or shall have become nonappealable, provided that (i) the Party seeking to terminate this Agreement shall have complied with its obligations under Section 6.7 with respect to the removal or lifting of such Order, and (ii) the noncompliance with this Agreement by the Party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.

               (b)     This Agreement may be terminated by Seller, in writing, if:
         (i)      (A) any representation or warranty of Purchaser set forth in this Agreement shall have become untrue in any material respect, and (B) such misrepresentation has not been waived by Seller and is not capable of being cured prior to the Outside Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); or
         (ii)     a material breach of any provision, covenant or agreement of this Agreement has been committed by Purchaser, such breach has not been waived by Seller and such breach is not cured by Purchaser within ten (10) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Purchaser; or
         (iii)     any of the conditions set forth in Section 7.1 or 7.3 shall have become, in the reasonable determination of Seller, incapable of fulfillment;
provided however, that the right to terminate this Agreement pursuant to this subsection (b) shall not be available to Seller if Seller has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (b).
               (c)      This Agreement may be terminated by Purchaser, in writing, if:
         (i)      (A) any representation or warranty of Seller set forth in this Agreement shall have become untrue in any material respect, and (B) such misrepresentation has not been waived by Purchaser and is not capable of being cured prior to the Outside Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); or
         (ii)     a material breach of any provision, covenant or agreement of this Agreement has been committed by Seller, such breach has not been waived by Purchaser and such breach is not cured by Seller within ten (10) days after written notice thereof or, is incapable of being cured by Seller; or
         (iii)     any of the conditions set forth in Section 7.1 or 7.2 shall have become, in the reasonable determination of Purchaser, incapable of fulfillment;
provided, however, that the right to terminate this Agreement pursuant to this subsection (c) shall not be available to Purchaser if Purchaser has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (c).

     9.2      Procedure and Effect of Termination. Upon written termination of this Agreement by Seller or Purchaser pursuant to Section 9.1, this Agreement shall terminate and there shall be no liability or obligation on the part of the Parties or their respective Representatives; provided, however, that if such termination results from (i) the willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (ii) willful failure of either Party to perform a covenant or agreement of this Agreement or (iii) breach by either Party hereto of any of its representations or warranties contained herein, such breaching Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or breach. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) Section 8.1, this Article IX and Article XI; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which expressly survive such termination.
ARTICLE X
SURVIVAL; INDEMNIFICATION
     10.1     Survival of Representations and Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Effective Time for the applicable respective periods set forth in this Section 10.1 (each a “Survival Period”), and any and all claims and causes of action for indemnification under this Article XI arising out of the inaccuracy or breach of any representation, warranty or covenant of a Party must be made prior to the termination of the applicable Survival Period, provided that if a notice for indemnification is given within the Survival Period, the Survival Period for such representation, warranty or covenant shall continue until the claim is fully resolved. The Survival Period with respect to the representations and warranties contained in Section 4.5(f) shall be the period of the applicable statute of limitations. With the exception of the representation and warranties contained in Section 4.5(f), the Parties intend to shorten the statute of limitations and agree that all of the representations, warranties and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article X shall survive as follows:
                 (a)     all representations and warranties of the Parties (other than the representations and warranties contained in Section 4.5(f)) shall survive for 18 months after the Closing Date; and
                 (b)      all covenants, agreements and obligations shall survive, and such obligations shall terminate, in accordance with their respective terms set forth herein, provided that a claim for any breach thereof may be made on or before the expiration of the applicable statute of limitations period.
     10.2      Indemnification.
                 (a)     Subsequent to the Closing, subject to the limitations described in Section 10.5:
          (i)      Seller shall indemnify and reimburse Purchaser and its respective Affiliates and each of their respective officers, directors, employees, stockholders and agents (the “Purchaser Indemnified Parties”) from and against any and all damage, claim, Loss, cost, liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively, “Damages”) asserted against, suffered, sustained, accrued or incurred by such Purchaser Indemnified Party arising out of or relating to (A) any breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered to Purchaser at Closing (without giving effect to any references to materiality generally or to whether any such breach results or may result in a Material Adverse Effect or if a matter be or may not be “reasonably likely” to occur); (B) any failure to perform any covenant or obligation made by Seller in or pursuant to this Agreement; or (C) any failure to timely pay or perform any of the Excluded Liabilities.
     (ii)      Purchaser shall indemnify and reimburse Seller and its respective Affiliates and each of their respective officers, directors, employees, stockholders and agents (the “Seller Indemnified Parties” and collectively with the Purchaser Indemnified Parties, the “Covered Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Seller Indemnified Party arising out of or relating to (A) any breach of any representation or warranty made by Purchaser in this Agreement or any certificate delivered to Seller at Closing (without giving effect to any references to materiality generally or to whether any such breach results or may result in a Material Adverse Effect or if a matter be or may not be “reasonably likely” to occur); (B) any failure to perform any covenant or obligation made by Purchaser in or pursuant to this Agreement; or (C) any failure to timely pay or perform any of the Assumed Liabilities.
               (b)      The term “Damages” as used in this Article X is not limited to matters asserted by third Persons against the Covered Parties, but includes Damages incurred or sustained by such Persons in the absence of third-Person claims, and payments by a Covered Party shall not be a condition precedent to recovery. The amount of any Damages under this Article X sustained by a Covered Party shall be reduced by any amount received by such Covered Party with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefor (net of any expenses incurred in recovering such monies and any increase in premiums as a result of such claim). The Covered Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility. If a Covered Party receives an amount under insurance coverage or from such other Person with respect to Damages sustained at any time subsequent to any indemnification payment pursuant to this Article X, then such Covered Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Covered Party.
               (c)      Each Covered Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Damages for which it is entitled to seek indemnification under this Article X, and the Indemnifying Party shall not be required to make any payment to a Covered Party in respect of such Damages to the extent such Damages arise from the failure of the Covered Party to comply with the foregoing obligation.
     10.3      Notice of Claims.
                  (a)     Any Covered Party seeking indemnification hereunder shall, within the Survival Period, give to the Party which is obligated pursuant to this Article X to provide indemnification as set forth herein (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not affect such Covered Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.
                  (b)      If the claim does not relate to a third-Person claim covered by Section 10.4, the Indemnifying Party shall have thirty (30) days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice to pay such amount to the Covered Party in immediately available funds or (ii) to provide such Covered Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”) and thereafter comply with the dispute resolution provisions set forth in Section 10.3(c).
                  (c)      If the Indemnifying Party provides a Dispute Notice, Purchaser and Seller will attempt to resolve the matters raised in such Dispute Notice in good faith. No less than ten (10) Business Days after delivery of the Dispute Notice, either Purchaser or Seller may provide written notice to the other (the “Non-Binding Arbitration Notice”) that it elects to submit the disputed items to non-binding arbitration by one (1) arbitrator chosen by mutual agreement of the Parties. If the Parties cannot agree on the choice of the arbitrator within a period of five (5) Business Days after delivery of the Non-Binding Arbitration Notice, the arbitrator shall be appointed by the Court of Arbitration of the American Arbitration Association (the “AAA”) within five (5) Business Days thereafter. The arbitrator so chosen or appointed, as the case may be, shall be an attorney having reasonable experience in corporate acquisition transactions of the type provided for in this Agreement. The arbitration shall take place in San Francisco, California, in accordance with the AAA rules then in effect; provided, however, that the arbitrator shall review only those sources, items, issues and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific source, item, issue and amount. Judgment upon any award rendered in such arbitration shall be non-binding. Each Party will bear its own costs in respect of any arbitration arising under this Section 10.3(c). Each of the Parties agree to use its commercially reasonable efforts to cooperate with the arbitrator, and such arbitrator shall be required to reach a determination regarding such dispute (via a non-binding order) no later than twenty (20) Business Days after selection of such arbitrator. In the event that after such arbitration the Parties continue to disagree regarding the matters raised in the Dispute Notice, such matters may be resolved pursuant to an Action commenced and prosecuted by any Party pursuant to the provisions of Section 11.8.
     10.4      Third Person Claims. If a claim by a third Person is made against a Covered Party, and if such Covered Party intends to seek indemnity with respect thereto under this Article X, such Covered Party shall promptly notify the Indemnifying Party in writing of such claims, setting forth a description of such claims in reasonable detail. The Indemnifying Party shall be relieved of their indemnification obligations hereunder to the extent that a Claim Notice is not delivered promptly and the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such Claim Notice to deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article X, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of their own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at their own expense, the settlement or defense thereof, and the Covered Party shall cooperate with them in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense, provided further that, if in the reasonable opinion of counsel for the Covered Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Covered Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel to such Covered Party in connection with such defense. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Covered Party shall not pay or settle any such claim without the consent of Seller with respect to claims where Seller is the Indemnifying Party and Purchaser where Purchaser is the Indemnifying Party. If the Indemnifying Party does not notify the Covered Party within thirty (30) days after receipt of the Covered Party’s Claim Notice hereunder that it elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Covered Party, enter into any settlement that is not exclusively monetary and shall be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Intellectual Property, Registrations or Taxes for any Tax period of another Party and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim related to Intellectual Property, Registrations or Taxes of the other Party, without the prior written consent of the other Party; provided that the Covered Party shall consult with the Indemnifying Party with respect to such claims and not enter into any settlement with respect to such claims without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed (and the Indemnifying Party may participate in such settlement or defense through counsel chosen by such Indemnifying Party).
     10.5      Limitation on Indemnity.
                 (a)      No Covered Party shall be entitled to make a claim for indemnification pursuant to Section 10.2(a)(i)(A) or 10.2(a)(ii)(A) of this Agreement unless and until the aggregate of all Damages suffered by the Purchaser Indemnified Parties in the case of Section 10.2(a)(i)(A), and the Seller Indemnified Parties in the case of Section 10.2(a)(ii)(A), exceeds $750,000 (the “Basket Amount”), provided the other requirements of this Article X have been complied with, all subsequent Damages (and the Basket Amount) shall become due and payable. Notwithstanding the foregoing, the Basket Amount shall not apply to Damages arising from or in connection with (i) Seller’s representations and warranties set forth in Sections 4.2, 4.3, 4.4, 4.8, 4.10, 4.11(b) or 4.16 hereof, (ii) Purchaser’s representations and warranties set forth in Sections 5.2, 5.3 or 5.7, or (iii) a Covered Party’s claim for indemnification hereunder to the extent a breach results from fraud or intentional misrepresentation, as to each of which the limitations set forth herein shall be inapplicable. In calculating the amount of Damages of the Covered Parties with respect to a claim for indemnification pursuant to Section 10.2(a)(i)(A) or 10.2(a)(ii)(A) of this Agreement, if the Damages for such claim, together with all other Damages for any other claims arising out of the same or similar events, facts or circumstances or series of related events, facts or circumstances, total less than $25,000, such Damages shall be excluded in their entirety (and such items shall not be aggregated for purposes of calculating the Basket Amount), and a Covered Party shall not have any recourse against the Indemnifying Party for such Damages.
                 (b)      Notwithstanding anything express or implied in this Article X to the contrary, the aggregate liability of Seller or Purchaser, as the case may be, to all Covered Parties with respect to any and all Damages arising from a breach of any representation or warranty of such Party (other than the representations and warranties set forth in Sections 4.2, 4.3, 4.4, 4.5, 4.8, 4.10, 5.2, or 5.3, as to which the cap set forth herein shall be inapplicable), shall not exceed an aggregate amount of $30,000,000 (the “Indemnification Limit”). Notwithstanding the foregoing, the aggregate liability of Seller or Purchaser, as the case may be, to all Covered Parties with respect to any and all Damages arising from a breach of any representations and warranties and any breach of the covenants set forth in this Agreement, including Article VI and Article VIII shall not exceed the Purchase Price.
     10.6      Remedies. If the Closing occurs, the remedies in this Article X shall be the sole and exclusive remedies of the Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent fraud or intentional misconduct is proven on the part of a Party by another Party hereto or such rights, claims, causes of action or remedies may not be waived under applicable Law.
     10.7      Limitation on Liabilities. Notwithstanding anything herein to the contrary, no Person shall, in any event, be liable under this Article X to any other Person for, and the term “Damages” shall not include, any punitive damages of such other Person (unless such Damages are required to be paid to a third party) relating to the breach or alleged breach hereof.
     10.8      No Set-off. Neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any right to set-off any Damages under this Article X against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement among the Parties.
     10.9      Treatment of Indemnification Payments. Any payments made to any party pursuant to this Article X shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by applicable Law.
ARTICLE XI
MISCELLANEOUS
     11.1      Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that prior to the Closing no Party may sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be granted, withheld or conditioned at each other Party’s sole and absolute discretion; provided that prior to the Closing Purchaser may assign its rights to a domestic Affiliate of Allergan without the consent of Seller; and provided, further, that any permitted assignment shall preserve any other Party’s rights under this Agreement.
     11.2      Expenses. Except as otherwise expressly specified herein, each Party shall bear its own expenses with respect to the Transaction.
     11.3      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed), and (c) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Party at the following addresses:
If to Seller, to:
QLT USA, Inc.
2579 Midpoint Drive
Fort Collins, CO 80525
Attention: President
Facsimile: (970) 482-9735
with copies sent concurrently to (which shall by itself not constitute notice to Seller for any purposes under this Agreement):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Alan C. Mendelson, Esq.
                 Ora T. Fisher, Esq.
Facsimile: (650) 463-2600

If to Purchaser, to:
Allergan Sales, LLC
2525 Dupont Drive
Irvine, CA 92612-1599
Attention: Douglas S. Ingram, Esq.
Facsimile: (714) 246-6987
with copies sent concurrently to (which shall by itself not constitute notice to Purchaser for any purposes under this Agreement):
Gibson, Dunn and Crutcher LLP
3161 Michelson Drive
Irvine, CA 92612
Attention: Michelle A. Hodges, Esq.
Facsimile: (949) 475-4703
provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
     11.4      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
     11.5      Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Related Agreements and the Confidentiality Agreement, contain the entire agreement of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, discussions and agreements made prior to the date hereof, whether written or oral, and all contemporaneous oral negotiations, discussions and agreements.
     11.6      No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement, except for the Covered Parties, who shall be entitled to the benefits expressly set forth in Article X.
     11.7      Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any agreement of either Party to waive any provision or right of such Party under this Agreement or any Related Agreement shall be valid only if set forth in a writing expressly waiving such right or provision.
     11.8      Governing Law; Jurisdiction. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the

State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. All Actions arising out of or relating to this Agreement, the Related Agreements, the Transaction or for recognition or enforcement of any judgment relating thereto shall be heard and determined exclusively in the United States District Court for the Southern District of New York, New York (or, if such court does not have subject matter jurisdiction, the state courts located in the State and County of New York), and any appellate court thereof, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts, (b) agrees that any claim in respect of any such Action may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any claim, defense or objection which it may now or hereafter have to the laying of venue of any Action in such courts, and (d) waives, to the fullest extent permitted by law, any claim, argument or defense to such forum, including forum non conveniens, that such Party is not subject to the personal jurisdiction of such courts or that the Parties’ property is not subject to the jurisdiction of such courts. Each of the Parties hereto agrees that a final judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     11.9      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     11.10      Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement. Either Party agrees that in the event the other Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any Canadian or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).
     11.11      Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
     11.12      Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.
     11.13      Schedules. Purchaser agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed.

     11.14      Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
     11.15      Time of the Essence. Time is of the essence with respect to the performance of this Agreement.
* * * * * * * * * * *

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

QLT USA, INC.

By:	/s/ Sean Moriarty
Name:	Sean Moriarty
Title: President

ALLERGAN SALES, LLC

By:	/s/ Jeffrey L. Edwards
Name:	Jeffrey L. Edwards
Title: Vice President and Chief Financial Officer

[SIGNATURE PAGE TO QLT/ALLERGAN PURCHASE AGREEMENT]

[Redacted versions of exhibits and schedules have been filed with Canada SEDAR
(System for Electronic Document Analysis and Retrieval) on or about the date hereof.]